Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS.

PROMISSORY NOTE

$____.00	__________

For value received Wellgistics Health, Inc., a Delaware corporation (the “Company”), promises to pay to __________ or its successors or assigns (“Holder”) the principal sum of US $_____ with simple interest on the outstanding principal amount at the rate of zero percent (0%) per annum. Interest will commence on the date hereof and will continue on the outstanding principal until paid in full or otherwise converted pursuant to the terms set forth herein. All principal and interest on the outstanding principal will accrue and, unless converted earlier as set forth below, be due and payable on the earlier of (a) the six (6) month anniversary of the date hereof, or (b) the date of closing of a Qualified Financing, as defined herein (the “Maturity Date”). Interest will be computed on the basis of a 365-day year. This Note is being issued as a series of promissory notes (collectively, the “Notes”, and such other promissory notes, the “Other Notes”) under that certain Note Purchase Agreement dated as of the date hereof (the “Purchase Agreement”).

1. Cash Purchase Price. This Convertible Promissory Note (the “Note”) is being purchased for a cash purchase price of $____, reflecting a 20% original issue discount.

2. Definitions.

(a) “Common Stock” means the Company’s common stock, par value $0.001 per share.

(b) “Floor Price” means $0.08, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events.

(c) “Note Balance” means at any particular time the then outstanding principal balance and any accrued but unpaid interest on this Note.

(d) “Securities Act” means the Securities Act of 1933, as amended.

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3. Prepayment; Financing Repayment; Applicable of Payments.

(a) The Company may prepay this Note at any time without the requirement for consent of the Holder. Upon payment in full of the Note Balance hereunder, this Note must be surrendered to the Company for cancellation.

(b) The Company agrees that it will pay 100% of the net proceeds (after commission) it receives from sales of any equity securities to the Holder to repay this Note. The Holder’s share of such proceeds will be its pro rata portion of such amount based on the total amount of all outstanding Notes.

4. Optional Conversion.

4.1 Conversion Upon a Qualified Financing. If not sooner repaid, all outstanding principal and accrued but unpaid interest on this Note, as of the close of business on the day immediately preceding the date of the closing of the next issuance and sale of capital stock of the Company, in a single transaction or series of related transactions, to investors resulting in gross proceeds to the Company of at least $2,000,000 (excluding indebtedness converted in such financing) (a “Qualified Financing”), will, at the election of the Holder, be converted into that number of shares of equity securities of the Company sold in the Qualified Financing equal to the number of shares calculated by dividing (X) the Note Balance by (Y) an amount equal to the price per share or other unit of equity securities issued in such Qualified Financing, and otherwise on the same terms as the security issued in the Qualified Financing, provided that the conversion price per share of Common Stock shall not, in any event, be lower than the Floor Price.

4.2 Effect of Conversion. The Company will not issue fractional shares of equity securities but will round the amount of any fractional shares otherwise issuable upon conversion of this Note up to the nearest whole share. Upon conversion of this Note pursuant to this Section 4, the applicable amount of outstanding principal and accrued and unpaid interest of the Note will be converted without any further action by the Holder. The Company shall issue any such equity securities at the same time the other equity securities are issued in the Qualified Financing. The person or persons entitled to receive securities issuable upon such conversion will be treated for all purposes as the record holder or holders of such securities on such date. Any conversion effected in accordance with this Section 4 will be binding upon the Holder hereof.

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4.3 Holder’s Exercise Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to such issuance, the Holder would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Note and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder. Except as set forth in the preceding sentence, for purposes of this Section 4.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 4.3 applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a conversion notice shall be deemed to be the Holder’s determination of whether this Note is convertible. For purposes of this Section 4.3, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within one (1) trading day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4.3, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The limitations contained in this paragraph shall apply to a successor holder of this Note.

5. Events of Default.

5.1 “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the principal of this Note or any other amount due hereunder, as and when the same shall become due and payable;

(ii) The Company shall fail to observe or perform any obligation or shall breach any term or provision of this Note and such failure or breach shall not have been remedied within five calendar days after the date on which notice of such failure or breach shall have been delivered;

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(iii) The Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary, or there is commenced against the Company or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary makes a general assignment for the benefit of creditors; or the Company or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary for the purpose of effecting any of the foregoing;

(iv) The Company or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(v) The Company shall (a) be a party to any Change of Control Transaction (as defined below), (b) agree to sell or dispose all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of the Company, or (d) make any distribution or declare or pay any dividends (in cash or other property, other than common stock) to purchase, acquire, redeem, or retire any of the Company’s capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 33%% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii); or

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(vi) any member of the Company’s management shall cease to be a member of the Company’s senior management or shall cease to perform any of the material functions and duties currently performed by such person. For purposes hereof, “senior management” refers to the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operations Officer and any officer performing the customary function of such officers; or

(vii) the Company shall be in breach of any covenant in the Purchase Agreement, or it becomes known that any representation or warranty of the Company in the Purchase Agreement was untrue or incorrect on the date made; or

(viii) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on Nasdaq for a period of two (2) consecutive days Nasdaq is open for trading.

5.2 If any Event of Default occurs, the full principal amount of this Note shall become, at the Payee’s election, immediately due and payable in cash. Commencing three (3) days after the occurrence of any Event of Default that results in the acceleration of this Note, the interest rate on this Note shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of his rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

6. Governing Law. The terms of this Note are governed by and construed in accordance with the laws of the State of Delaware.

7. Time of Essence. Time is of the essence with respect to all of the Company’s obligations and agreements under this Note.

8. Successor and Assigns. This Note and all provisions, conditions, promises and covenants hereof are binding in accordance with the terms hereof upon the Company, its successors and assigns. The obligations of the Company set forth herein will not be assignable by the Company without Holder’s prior written consent.

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9. Collection Expenses. The Company further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the Holder in endeavoring to collect any amounts payable hereunder which are not paid when due.

10. Waiver. The Company hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

11. Amendment. This Note may be amended with the written consent of the holders of a majority of the outstanding indebtedness under the Notes and the Company, which consent will be binding upon the Holder hereof.

12. Entire Agreement. This Note contains the entire understanding of the Company and the Holder with respect to the subject matter hereof and thereof and expressly supersede any and all prior agreements and understandings among them with respect to such subject matter. All pronouns contained herein, and any variations thereof, are deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

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IN WITNESS WHEREOF, the Company and the Holder have caused this Note to be executed and issued as a sealed instrument as of the date and year first written above.

WELLGISTICS HEALTH, INC.

By:
Name:	Prashant Patel
Title:	President

HOLDER:

By:

[Signature Page to Convertible Promissory Note]